Exhibit 4.16

Chengdu Liwu Apartment

Management Co., Ltd.

and

Beijing Yihongyue Real Estate

Agency Co., Ltd.

and

Han Guang

Between

Contracted Operation

Agreement

Contents

1.	Contracting Scope	4

2.	Contracting Term	4

3.	Performance Assessment Criteria	5

4.	Disposal of Rent Loan Balance	7

5.	Escrow Account	8

6.	Undertakings of Party B and C	8

7.	Confidentiality	10

8.	Liability for Breach of Contract	11

9.	Governing Law and Dispute Resolution	12

10. Miscellaneous		12

Appendix 1 List of the Subject Apartments		17

Appendix 2 Contracting Items		18

Appendix 3 Assessment Criteria of Contracting Performance		22

This Contracted Operation Agreement (hereinafter referred to as the “Agreement”) is made and entered into by the following parties on July 22, 2020 in Shanghai, the People’s Republic of China (hereinafter referred to as the “PRC”, for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region):

Party A: Chengdu Liwu Apartment Management Co., Ltd., a limited liability company legally established and validly existing under the laws of the PRC with the unified social credit code of 91510100MA6A2T5H8J, whose registered address is at the East Section of Ningbo Road, Zhengxing Sub-district, Tianfu New Area, Chengdu, China (Sichuan) Pilot Free Trade Zone, and whose legal representative is Qu Chengcai (hereinafter referred to as the “Entrusting Party”);

Party B: Beijing Yihongyue Real Estate Agency Co., Ltd., a limited liability company legally established and validly existing under the laws of the PRC with the unified social credit code of 91110108MA001HP67B, whose registered address is at Room 8408, Floor 2, Building 5, Beichang, Weizikeng 149, Songjiazhuang Road 149, Fengtai District, Beijing, and whose legal representative is Fu Ruiyu (hereinafter referred to as the “Contractor”);

Party C: Han Guang, a Chinese citizen with the ID number of 110106198207193635, residing in Room 301, Unit 6, Building 8, Dahongmen Nanli, Fengtai District, Beijing.

The parties mentioned above are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.

Whereas:

A.

Party A is a long-term rental apartment operator in China. On July 22, 2020, Party A entered into the Asset Transfer Agreement (hereinafter referred to as the “Asset Transfer Agreement”) with Beijing LianULife Technology Co., Ltd., Beijing LianULife Property Management Co., Ltd., Beijing LianULife Zhixuan Property Management Co., Ltd. and Beijing Beautiful House Asset Management Co., Ltd. (collectively referred to as the “Transferors”). Party A will purchase and accept the target assets in connection with the 72181 rental apartments located in Beijing and other regions of China (hereinafter referred to as the “Subject Apartments”, see Appendix 1 hereto for details).

B.

According to the Asset Transfer Agreement, the date of completing asset delivery is the “Asset Delivery Date”; subject to other provisions of the Asset Transfer Agreement, both Party A and the Transferors agree that the Delivery Date of Asset is June 30, 2020. According to the Asset Transfer Agreement, both Part A and the Transferors agree that all the liabilities (including but not limited to the rent prepaid to the landlord, the rent payable to the landlord, the rent received from the tenant in advance, the security deposit paid by the landlord, the security deposit paid by the tenant, current tenant’s balance of rent loan, liquidated damages and overdue fine (if any)) incurred by the target assets as of the Asset Delivery Date shall be borne by Party A.

C.

As a professional talent apartment operator, Party B intends to operate the Subject Apartments and the apartments newly acquired by Party B for Party A by means of contracting, and share the contracting earnings and bear the contracting risks.

Now, Therefore, in accordance with the Contract Law of the People’s Republic of China and other laws and regulations, the Parties have reached the following agreement through friendly consultation for abiding by in the future:

1. Contracting Scope

1.1

Both Party A and Party B agree that the following long-term rental apartments are operated and managed by Party B: (1) the Subject Apartments listed in Appendix 1, and (2) the contract for newly increase apartments acquired by Party B for Party A after the execution date of this agreement and the apartment lease contract (hereinafter referred to as the “Newly Increased Apartments”, collectively referred to as the “Contracted Apartments” together with the Subject Apartments). Party B shall share the earnings from the Contracted Apartments and bear the contracting risks (hereinafter referred to as this “Contracting Activity”). Both Party A and Party B further agree that the working capital necessary for the contracted operation shall be provided by Party B itself, and Party A will not be responsible for providing funds or prepaying for any operating activity.

1.2

The Parties agree that for the purpose of this Contracting Activity, Party B shall be responsible for the management and operation of items as mentioned in Appendix 2 hereto (hereinafter referred to as the “Contracting Items”). To the extent mentioned above, Party A shall authorize Party B to manage the Contracted Apartments. To the extent of the Contracting Items listed in Appendix 2, under no circumstance shall Party B conduct any activity in connection with the Contracted Apartments or Party A by representing Party A or in the name of Party A, including but not limited to discussion, negotiation, employment, financing from the bank or the third party, providing guarantee for the third party, or entering into agreement with the third party.

1.3

For the avoidance of doubt, this Contracting Activity and other agreements hereunder shall not be individually or jointly deemed that the Parties have established a partnership; for operation of the Contracted Apartments, Party B may exercise its authority over the entrusted contracting items hereunder only; without the prior written consent of Party A, Party B shall not subcontract its obligations hereunder to any third party or entrust the third party to fulfill its obligations hereunder.

2. Contracting Term

2.1

The Parties acknowledge and agree that the term of this Contracting Activity (hereinafter referred to as the “Contracting Term”) is eight (8) years, from the next day of the Asset Delivery Date (hereinafter referred to as the “Start Date of Contracting”).

2.2

If Party B intends to continue to contract the apartments under entrusted management of Party A upon expiry of the Contracting Term, Party B shall give a written application to Party A at least three (3) months in advance. With the consent of Party A, Party and Party B will sign another Contracted Operation Agreement (Party A and Party B shall reach an agreement on the terms and conditions thereof separately).

2.3

The Parties acknowledge and agree that Party A will transfer and deliver the Contracted Apartments on the Start Date of Contracting, and from the Start Date of Contracting, Party B will conduct contracted operation for the Contracted Apartments.

3. Performance Assessment, Service Fee and Rewards

3.1

The Parties acknowledge and agree that they have jointly formulated Appendix 3 Assessment Criteria of Contracting Performance hereto based on the conditions of apartment leasing market. Both Party A and Party B shall implement it.

3.2	Both Party A and Party B acknowledge and agree that:

(1)	During the Contracting Term, Party B shall meet the annual and quarterly assessment requirements mentioned in Appendix 3 Assessment Criteria of Contracting Performance;

(2)	Party A shall be entitled to supervise and manage conditions of the Contracted Apartments contracted by Party B for operation when necessary, and put forward reasonable comments and suggestions;

(3)

Party A shall be entitled to assess Party B’s operation according to Appendix 3 Assessment Criteria of Contracting Performance hereto, and require Party B to compensate or reward Party B according to the Assessment Criteria of Contracting Performance based on the assessment result;

(4)

Subject to the provisions of Appendix 3 Assessment Criteria of Contracting Performance, when the escrow account receives the actual cash flow incurred by operating Contracted Apartments (and such cash flow is at least higher than the service fee charged by Party B as per the following standards), Party A shall pay Party B corresponding service fee. The Parties acknowledge and agree that the service fee that Party A shall pay Party B hereunder (hereinafter referred to as the “Service Fee”) shall be the sum of the amounts charged as per the following standards: (i) 12% of the tax-inclusive rental income incurred by the Contracted Apartments, plus (ii) 80% of the non-business income (mainly including administration expense and liquidated damages) incurred by the Contracted Apartments.

(5)

On the premise that Party A doesn’t violate the Agreement, if Party B fails to meet the assessment requirement of Appendix 3 Assessment Criteria of Contracting Performance, the Service Fee received by Party B shall be deducted accordingly as per the calculation method mentioned in Appendix 3; if the Service Fee doesn’t reach the EBITDA indicator after VAT (for the definition, see Appendix 3 Assessment Criteria of Contracting Performance, the same below), Party B shall pay Party A cash for the balance (“Cash Balance”); the Parties further agree that if it’s necessary to fulfill the obligation of paying the performance balance as mentioned in Paragraph (5) of this Article 3.2, Party B shall be entitled to require to pay such Cash Difference by installments within no more than sixty (60) days (“Balance Payment Period”) so that fulfillment of such obligation will not influence Party B’s normal operation; and

(6)

The Parties acknowledge and agree that Party C shall be responsible to Party A for making up for the poor performance of Party B’s performance for the Subject Apartments as listed in Appendix 3 Assessment Criteria of Contracting Performance, i.e. if Party B fails to meet relevant performance standard for the Subject Apartments as listed in Appendix 3, and the Service Fee doesn’t reach the EBITDA indicator after VAT, Party A shall first require Party B to top up the Cash Balance; if Party B fails to fulfill the said obligation within the Balance Payment Period and fails to do so even after Party A makes a request, Party A shall be entitled to require Party C in written form to pay the Cash Balance payable by Party B for the Subject Apartments. If Party C assumes the joint liability and tops up the EBITDA indicator after VAT for the Subject Apartments, it will be deemed that Party B has hit the target.

(7)

The Parties acknowledge and agree that Party C shall be responsible to Party A for making up for the poor performance of Party B’s performance for the Newly Increased Apartments as listed in Appendix 3 Assessment Criteria of Contracting Performance, i.e. if Party B fails to meet relevant performance standard for the Newly Increased Apartments as listed in Appendix 3, and the Service Fee doesn’t reach the EBITDA indicator after VAT, Party A shall first require Party B to top up the Cash Balance; if Party B fails to fulfill the said obligation within the Balance Payment Period and fails to do so even after Party A makes a request, Party A shall be entitled to require Party C in written form to pay the Cash Balance payable by Party B for the Newly Increased Apartments. However, such obligation shall be limited by the shares of Party A’s overseas related party held by Party C at that time. If Party C assumes the joint liability and tops up the EBITDA indicator after VAT for the Newly Increased Apartments, it will be deemed that Party B has hit the target.

3.3	Party A shall duly pay Party B the Service Fee and rewards (if any) of the prior month through the escrow account by bank transfer prior to the 15th day of each month.

3.4

Both Party A and Party B further acknowledge and agree that in order to ensure Party A has the right to assess and supervise Party B’s contracted operation, Party A shall be entitled to participate in making and developing Party B’s important development strategy, decision and planning, and to assign no more than one third of the total directors to Party B’s Board of Directors, to assign no less than one third of the total supervisors to Party B’s Board of Supervisors, and independently assign several financial staff to Party B’s Finance Department based on the need of this Contracting Activity. Party B shall take all the necessary actions and acts required by Chinese laws so that Party A completes its assignment of the personnel mentioned above to Party B, and help the personnel assigned by Party A fulfill their duties in a reasonable manner.

4. Disposal of Rent Loan Balance

4.1

The Parties acknowledge and agree that subject to relevant provisions of the Asset Transfer Agreement, if the rent loan balance of the customer who checks out for the Subject Apartment as of the Assets Delivery Date (“Rent Loan Balance of the Customer Who Leaves on Delivery Date”) is recorded as Delivery Date Liabilities according to the Asset Transfer Agreement, then within six (6) months from the Start Date of Contracting (inclusive), the principal of the amount due and payable in the rent loan balance of the customer who leaves the apartment shall be paid by Party B (“Advance Principal”). Both Party A and its related party shall repay Party B such Advance Principal by the manner accepted by Party B within six (6) months from the Start Date of Contracting. After six (6) months from the Start Date of Contracting (inclusive), the principal of the amount due and payable in the rent loan balance of the customer who leaves the apartment shall be borne by Party A and its related party. For the purpose of the Agreement, for the Subject Apartments, “Rent Loan Balance of the Customer Who Leaves” means the balance of the rent loan applied for the Subject Apartment which is not fully repaid by the tenant who has terminated the lease agreement with the Transferors who agree with the surrender of tenancy for the Subject Apartment. For the avoidance of doubt, the Parties acknowledge that after the delivery date, the Rent Loan Balance of the Customer Who Leaves on Delivery Date will not increase.

4.2

The Parties acknowledge and agree that 50% of all the interests incurred by current rent loan balance (for the avoidance of doubt, if the Rent Loan Balance of the Customer Who Leaves is recorded as Delivery Date Liabilities, then such rent loan balance shall include the Rent Loan Balance of the Customer Who Leaves) of the Subject Apartment as of the execution date of the Agreement in two (2) years from the Start Date of Contracting (inclusive) shall be borne by Party A, and the remaining 50% shall be borne by Party B; the interest on the rent loan balance incurred after two (2) years (excluding the expiry date) from the Start Date of Contracting shall be borne by Party B.

4.3

The Parties acknowledge and agree that unless with the prior written consent of Party A, Party B shall ensure that the rent loan balance of the Subject Apartment as of the Start Date of Contracting(inclusive) will not increase after the Start Date of Contracting; the rent loan balance which can increase with the express consent of Party A shall be allocated by Party A, with the interest increased thereby shall be borne by Party A. For the avoidance of doubt, if Party B needs to introduce or set up rent loan for the Newly Increased Apartments, Party A’s prior consent shall also be obtained.

5. Escrow Account

5.1

In order to achieve the purpose of this Contracting Activity, both Party A and Party B agree to open an escrow account (“Escrow Account”) with the bank designated by both of them to receive all the rental income, administration expense, liquidated damages, overdue fine and other income in connection with the Contracted Apartments and incurred during the Contracting Term. Party A shall be the nominal holder and Party B the related party of such Escrow Account.

5.2

Both Party A and Party B further agree that Party A shall pay Party B the Service Fee with the funds from the Escrow Account. Setup, change and cancellation of the Escrow Account shall obtain the prior joint written consent of both Party A and Party B, and shall be subject to the format requirement of the deposit bank for using and managing the Escrow Account. Party A may withdraw the funds from the Escrow Account once within ten (10) days after the end of each quarter, provided that after such withdrawal, the balance of the Escrow Account shall not be less than the total reserve fund accepted by the two parties. The “Reserve Fund” mentioned in this Article 5.2 means the principal of the Service Fee and the rent loan payable upon departure of the next month and the interests payable by Party A hereunder; if the Contracted Apartments incur other short-term rigid liabilities for this Contracting Activity, the two parties may negotiate how to share such liabilities.

6. Undertakings

6.1	Party B undertakes that it will complete the Contracting Items as agreed herein, including but not limited to:

(1)

Party B shall confirm that Party A has delivered all the Subject Apartments on the Start Date of Contracting, and the apartments, decorated and fully furnished, are leasable, and that all the furniture, home appliances and other facilities therein are under good working conditions, without any defect or safety hazard;

(2)

Party B shall properly operate and manage the Contracted Apartments and various articles and facilities therein. The damaged or destructed furniture, home appliances and other facilities in the apartment during the Contracting Term shall be repaired and replaced by Party B; in case of water leaking, fire disaster or other accident, Party B shall process it and bear relevant costs;

(3)	Party B shall provide Party A with the authority of managing the IT management & operation system in connection with operation of the Contracted Apartments;

(4)

Party B shall ensure that during the Contracting Term, without the prior written consent of Party A, the payment method of various expenses incurred by the contracted apartments and the general terms (including but not limited to the standard of charging security deposit) as well as those applicable to such apartments prior to the Start Date of Contracting will not have any change that is adverse to Party A and/or Party B;

(5)

Party B shall be responsible for processing various matters during the Contracting Term, including but not limited to (1) various disputes incurred by the apartment obligee, sub-tenant and others due to the Contracted Apartments, including but not limited to lawsuit and arbitration; (2) the investigation, field inspection, administrative penalty and other administrative measures conducted by the government department over the Contracted Apartments; and (3) other disputes and affairs. Party B shall pay the expenses incurred by the matters mentioned above. If Party A is required to give cooperation, the expenses incurred thereby shall be borne by Party B; notwithstanding the foregoing, if any dispute or penalty mentioned above is caused by Party A or its related party, all the relevant expenses shall be borne by Party A;

(6)

Party B shall be responsible for providing and maintaining all the costs and expenses necessary for operation of the Contracted Apartments during the Contracting Term; if any loss is caused by Party B due to operation of the Contracted Apartments, Party B shall supplement itself the funds necessary for operation of the Contracted Apartments, Party B shall not require Party A to pay or prepay any cost incurred by operation of the Contracted Apartments by requesting Party A to pay the Service Fee, and Party A will not pay or prepay the startup costs and the funds necessary for subsequent operation of the Contracted Apartments;

(7)

Party B shall bear the infrastructure costs in connection with the Contracted Apartments (“Infrastructure Costs”) during the Contracting Term, including broadband fee and other fees as agreed by Party A and Party B through negotiation. Party A will not pay or prepay the infrastructure costs in connection with the Contracted Apartments and other operating costs;

(8)

Party B shall proactively exercise Party A’s rights and properly fulfill Party A’s obligations in strict accordance with the Apartment Trusteeship and Leasing Contract concluded between Party A and the apartment obligee (including all the obligees, the lessor who leases such apartment and the entrusting party) and the provisions of relevant contract. Prior to expiry of the lease term of the Apartment Trusteeship and Leasing Contract, with the written consent of Party A, Party B may negotiate renewal of the lease with the apartment obligee on behalf of Party A;

(9)

Party B shall proactively exercise Party A’s rights and properly fulfill Party A’s obligations in strict accordance with the Accommodation Service Contract concluded between Party A and the subtenant. Prior to expiry of the lease term of the Accommodation Service Contract, with the written consent of Party A, Party B shall negotiate renewal of the lease with the subtenant on behalf of Party A; and

(10)

If the Apartment Trusteeship and Leasing Contract concluded between Party A and the apartment obligee is terminated upon expiry or cancelled due to other reasons, both Party A and Party B shall remove such apartment from the Contracted Apartments. If, with the help of Party B, Party A enters into the Apartment Trusteeship and Leasing Contract with other apartment obligee, such apartment shall be included into the Contracted Apartments. When the number of Contracted Apartments changes, Party B shall notify Party A thereof in a timely manner.

6.2	Party C undertakes to Party A as follows:

(1)	It will do its best effort to facilitate Party B to perform its obligations and commitments hereunder;

(2)	It will do its best effort to fulfill and perform the obligation of making up for the poor performance hereunder; and

(3)	During the Contracting Term, it will always maintain its actual control over Party B (unless the control power changes with the consent of Party A).

6.3	Party A undertakes that it will fulfill and perform its obligations and undertakings hereunder, including but not limited to duly and fully paying Party B the Service Fee and other payables.

6.4

The Parties acknowledge that Party B operates the Newly Increased Apartments and satisfies corresponding performance standard depending on the financial support given by Party A or its related party, the Parties will further conduct amicable negotiation about Party A’s provision of funds for the Newly Increased Apartments, and the performance standard for Newly Increased Apartments as listed in Appendix 3 Assessment Criteria of Contracting Performance hereto will be adjusted based on Party A’s (or its related party’s) provision of funds.

7. Confidentiality

7.1

Each Party shall use all reasonable efforts to keep confidential the following information (hereinafter referred to as the “Confidential Information”) and to ensure that its Related Parties and their respective directors, officers, employees, agents, partners, banks, accountants, attorneys, financial advisors, and other relevant persons will keep confidential the following information:

(1)

All the information relating to this Agreement and the Asset Transfer Agreement, including but not limited to the terms of the Agreement and the existence hereof, and conditions of the Contracted Apartments;

(2)	The information that has been identified by the Parties as being within the scope of Confidential Information and for which appropriate confidentiality measures have been taken; and

(3)	The information about the other parties learnt by each Party as a result of its participation in this Contracting Activity.

7.2	No Party may disclose, reveal, send or permit the use of such Confidential Information to any third party without the prior written consent of the other Parties.

7.3	The Confidential Information shall not include any information which:

(1)	Is or becomes publicly known otherwise than through any Party’s breach of its confidentiality obligations; or

(2)	Is independently developed or lawfully obtained by any Party without breaching its confidentiality obligations.

7.4	Any Party shall not be deemed to have disclosed or divulged any Confidential Information if:

(1)	Such Confidential Information was publicly known prior to its disclosure (except to the extent that it was disclosed in a manner breaching this Article);

(2)	The disclosure of such Confidential Information is carried out with the prior written consent of the other Parties hereto;

(3)	Such Confidential Information is disclosed by such Party to its professional advisors, who are required to assume confidentiality obligations, for the purpose of this Contracting Activity;

Any Party and its Related Parties have the right to disclose the Confidential Information in accordance with applicable laws or a binding written judgment, order or requirement of a court of competent jurisdiction, governmental authority, official agency, regulatory authority or any other competent authority; for the avoidance of doubt, such judgment, order or requirement must be issued in a formal written document by a competent authority, failing which such Party shall not disclose or divulge any Confidential Information; such Party shall give a prior written notice to the other Parties and consult with such other Parties in order to avoid or minimize the loss of such other Parties.

8. Liability for Breach of Contract

8.1

The Parties acknowledge and agree that if any Party violates any representation, warranty, obligation and undertaking hereunder, unless otherwise stipulated herein, the breaching Party shall compensate the non-breaching Parties for all the losses caused thereby, and when such violation severely influences the non-breaching Parties’ realization of the purpose of signing the Agreement, the non-breaching Parties shall have the right to unilaterally cancel the Agreement in advance without assuming any liability for breach of contract incurred thereby.

8.2

The Parties acknowledge and agree that if Party B’s performance in any quarter fails to reach the assessment requirement for the Subject Apartments mentioned in Appendix 3 Assessment Criteria of Contracting Performance, Party A shall have the right to deduct the Service Fee according to Appendix 3 Assessment Criteria of Contracting Performance and require Party B to make compensation (if the Service Fee is not enough). The Parties further acknowledge and agree that if Party B’s performance fails to reach the standard, Party A shall have the right to unilaterally rescind the Agreement in advance by giving a ten (10) working days’ written notice and regain all the Contracted Apartments, without assuming any liability for breach of contract incurred thereby or paying the remaining Service Fee for the Contracting Term. For the avoidance of doubt, even if Party A rescinds the Agreement in advance according to this Article 8.2, it shall also pay Party B the Service Fee that has been incurred as of the date of terminating the Agreement.

8.3

The Parties acknowledge and agree that if Party A fails to pay Party B the Service Fee, reward or other payables within the term as agreed herein, then for each day overdue, Party A shall pay Party B the liquidated damages, i.e. 5‰ of the payables. If Party A delays paying the Service Fee for three (3) times accumulatively, Party B shall have the right to unilaterally rescind the Agreement in advance, without assuming any liability for breach of contract incurred thereby.

9. Governing Law and Dispute Resolution

9.1	The conclusion, validity, interpretation, performance and dispute resolution of the Agreement shall be governed by and construed in accordance with the laws of the PRC.

9.2	All disputes arising out of or in connection with the performance of the Agreement shall be settled by the Parties through amicable negotiation.

9.3

The Agreement shall be governed by and construed in accordance with the laws of the PRC. All the disputes, controversies and claims arising out of or in connection with the Agreement shall be first settled by the Parties through amicable negotiation; if the negotiation fails, any Party shall have the right to submit the dispute to Shanghai International Economic and Trade Arbitration Commission for arbitration according the arbitration rules currently in effect in Shanghai. The arbitral award shall be final and binding upon all the Parties.

10. Miscellaneous

10.1	Unless otherwise stipulated herein or the context otherwise stated, the terms herein have the same meanings as those in the Asset Transfer Agreement.

10.2	The Agreement shall become effective on the date on which it is duly signed by the Parties or their authorized representatives.

10.3

For anything not covered herein, the Parties may separately enter into written supplemental agreements, which shall become effective upon being duly signed by the authorized representatives of the Parties.

10.4

The Agreement represents the entire agreement between the Parties with respect to this transaction and supersedes and terminates any other prior written and oral agreements between the Parties with respect to this transaction, including but not limited to any agreement of intent. All the annexes and appendices hereto shall be an integral part of the Agreement and shall have the same force and effect as the Agreement.

10.5

The failure of any Party to exercise or delay in exercising any right, power or remedy hereunder shall not be deemed as a waiver, nor shall any single exercise or partial exercise of any right, power or remedy preclude that Party from further exercising such right, power or remedy or exercising any other right, power or remedy.

10.6	This Agreement is made in three (3) originals, one for each Party, with the same legal effect.

(No text below, signature page)

(No text below, signature page of the Contracted Operation Agreement)

Party A: Chengdu Liwu Apartment Management Co., Ltd. (Official Seal)

Chengdu Liwu Apartment Management Co., Ltd. (Seal)

/s/ Qu Chengcai
Legal Representative: Qu Chengcai

(No text below, signature page of the Contracted Operation Agreement)

Party B: Beijing Yihongyue Real Estate Agency Co., Ltd. (Official Seal)

Beijing Yihongyue Real Estate Agency Co., Ltd. (Seal)

/s/ Fu Ruiyu
Legal Representative: Fu Ruiyu

(No text below, signature page of the Contracted Operation Agreement)

Party C: Han Guang

/s/ Han Guang

Appendix 1 List of the Subject Apartments

Appendix 2 Contracting Items

No.	Item	Main Content
1.	Project management service

1. Funds

•   Ensure the rent, rental deposit and other incomes incurred by all the Contracted Apartments have been directly deposited in the Escrow Account.

2. Account book and record:

•   Keep all the records of the Contracted Apartments in the archives room designated by Party A as per the method, system and format approved by Party A, and provide detailed financial statements and other documents, including but not limited to basic information of the Contracted Apartments and all the incomes and expenditures that are necessary or convenient to record the property operation result and all the other records.

•   One original each of all the lease contracts, apartment trusteeship and leasing contracts, accommodation service contracts, equipment leasing contracts, maintenance contracts, infrastructure service contracts and other agreements in connection with operation of the Contracted Apartments shall be kept in the archives room. Duplicates of all these documents shall be immediately transferred to Party A upon execution.

•   Help Party A ensure the monthly financial statements are fair and accurate (all the incomes have been accurately booked, and all the expenses have been correctly presented and fully booked), comply with the accounting principles as designated by Party A, and provide budget support for Party A and interest expense.

3. Cost management:

•   Minimize the cost according to the annual business plan accepted by Party A, including using all reasonable endeavours, and explain the reason of any cost overrun to Party A.

4. Obligation of reporting

•   For the obligations of Party B hereunder, submit relevant report to Party A at the request of Party A.

5. Manage and coordinate third-party suppliers

•   If requested by Party A, manage and coordinate the matters between Party A and the third-party service providers in connection with the Contracted Apartments.

6. Abide by laws

•   Abide by all the applicable laws in connection with this Contracting Activity and notify Party A of their details, including giving advice for the content and requirement of the new laws, regulations and policy documents that influence Party A or the Contracted Apartments.

•   Immediately notify Party A once any act that is suspected of violating applicable laws.

No.	Item	Main Content
7. Abide by internal policies

•   Do best effort to cooperate with Party A and its shareholders, and give reasonable advice and assistance to them so that Party A and its shareholders can abide by their own internal policies and requirements.

8. Fulfill other obligations

•   Keep the contract which Party A shall perform and the list to be provided to the third party for fulfillment of its obligations, and give advice and conduct supervision on how such obligations have been fulfilled.

9. Disputes

•   Provide such Party A with duplicates of all the received official notices in connection with operation of the Contracted Apartments (whether court, regulator or any third party), and if any default or dispute in connection with Party A and the performance of service is found, immediately notify Party A, and give advice on how to take measures to respond to, correct or avoid such default or dispute.

2.	Operations management service

1. Strategy

•   Develop business strategies for the Contracted Apartments, including market positioning, marketing plan, leasing plan and pricing plan.

•   Help Party A develop the annual business plan.

2. License and permission

•   Help Party A apply for, obtain, maintain, change and renew all the permits, certificates, official reply from the government and licenses necessary for operation.

3. Leasing

•   Give assistance in renewing the lease of Contracted Apartments and empty apartments. The obligations include but not limited to:

•   Answer the questions put forward by potential tenants and provide them with relevant materials;

•   Organize and accompany potential tenants to visit the leased apartment and public area;

•   According to the annual business plan, budget and leasing plan and strategy approved by Party A, conduct negotiations on new lease and renewal of lease.

•   Arrange and help Party A and the tenants to sign new lease agreements or agreements for renewal of lease.

4. Leasing

•   Give assistance in leasing the apartments to be leased. The obligations include but not limited to:

•   Answer the questions put forward by potential landlords (apartment obligees and subtenants) and provide them with relevant materials;

•   Inspect, assess and accept the apartments of the potential landlords;

•   According to the annual business plan, budget and leasing plan and strategy approved by Party A, conduct negotiations on renewal of leasing new or original apartments.

•   Arrange and help Party A to sign new lease agreements with potential landlords or sign agreements for renewal of lease with existing landlords.

No.	Item	Main Content
5. Marketing and advertising

•   Help Party A conduct advertising and promotion activities and other marketing activities, and prepare, produce and distribute all the necessary promotion materials.

6. Contract:

•   Create and maintain an information sheet for lease contracts, the content of which should include but not limited to lease term, amount, termination clauses, and date of contract renewal.

•   Negotiate all the service agreements necessary for operation of the Contracted Apartments on behalf of Party A, including but not limited to property service, water, electricity and gas supply, telephone communication, IT system, health, pest control, elevator and boiler maintenance (if applicable).

•   Supervise and purchase or arrange to economically purchase all the articles necessary and appropriate for operation and management of the Contracted Apartments during the normal business process.

7. Repair and maintenance

•   Clean, inspect, maintain and repair the Contracted Apartments and their auxiliary facilities and articles to ensure such Contracted Apartments and their auxiliary facilities and articles are clean, tidy, in order, safe, well maintained and in good working conditions.

•   Frequently inspect repair conditions and status of the Contracted Apartments and their auxiliary facilities and articles as appropriate to determine all the resources necessary for repair and maintenance of the Contracted Apartments.

•   Arrange all the repair work and necessary projects to abide by and fulfill Party A’s any existing leasing obligation, investigate all the service requests put forward by the tenants, record such service requests, and take measures that are reasonably required.

•   Supervise how the Contracted Apartments are repaired and maintained.

•   Attend all the on-site meetings required by Party A and/or the tenants, and answer all the emergency calls during non-office hours.

8. Insurance

•   Advise Party A on the insurance guidelines on Contracted Apartments that it deems necessary, reasonable and feasible, such as guidelines of property insurance, business insurance and liability insurance.

•   Negotiate the insurance guideline at the request of Party A.

•   Help Party A process all the insurance claims.

9. Lease management

•   Supervise all the leasing units within the scope of Contracted Apartments to ensure tenants of such leasing units abide by all the agreements. If any tenant violates any of such agreements, then notify Party A and take appropriate actions to remedy any violation with the prior written consent of Party A.

No.	Item	Main Content

•   Charge lease deposit, rent, repair cost, Service Fee and all the other payables hereunder against tenants of the leasing unit, and deposit all such funds in the Escrow Account.

•   Give advice and assistance to Party A, and perform any actions in connection with the rent unpaid and the payables under all the other lease agreements.

•   Check all the rents at the request of Party A.

•   Process the complaints, queries and comments from Party A.

•   Help Party A ensure it fulfills all of its obligations under the lease agreement to the extent reasonable and possible.

•   Cooperate with the tenants and help Party A and the tenants keep a good relationship with the landlord.

•   Help Party A submit the leasing documents to relevant government department (if necessary).

10. Template of lease agreement

•   Prepare templates of the lease agreements and other agreements to be concluded with the tenants, apartment obligees and subtenants for approval by Party A.

Appendix 3 Assessment Criteria of Contracting Performance

1.	Assessment criteria

During the Contracting Term, the Service Fee paid to Party B shall be increased or decreased according to the assessment mechanism as agreed in this Assessment Criteria of Contracting Performance when it is actually paid.

Party B shall ensure that in each fiscal year between 2021 and 2028 (for the purpose of the Agreement, each fiscal year means the period from July 1 of current year to June 30 of the next year), the EBITDA after deducting VAT1 incurred by the Contracted Apartments (hereinafter referred to as the “EBITDA After VAT”) will reach the assessment indicators of Subject Apartments and Newly Increased Apartments (hereinafter collectively referred to as the “EBITDA Indicator After VAT”) below. If Party B fails to reach the EBITDA Indicator After VAT in any fiscal year, the Service Fee shall be deducted accordingly, which means Party A will deduct the difference between the actual EBITDA After VAT (hereinafter referred to as the “Actual EBITDA After VAT”) in such fiscal year and the EBITDA Indicator After VAT (hereinafter referred to as the “Difference of EBITDA After VAT”) from the Service Fee. If the Service Fee of such fiscal year cannot cover the Difference of EBITDA After VAT, Party B shall continue to compensate Party A for the balance until full compensation is made for the EBITDA Indicator After VAT. During the process of actual assessment, for the assessment criteria mentioned above, the quarterly indicator determined by both Party A and Party B through negotiation shall be used. For the avoidance of doubt, Party B shall reach both of the two indicators below in each fiscal year between 2021 and 2028: (1) assessment indicator of Subject Apartments, and (2) assessment indicator of Newly Increased Apartments, and make compensation for the difference between the Actual EBITDA After VAT and the two indicators mentioned above.

If Party B exceeds the EBITDA After VAT, Party B shall have the right to withdraw 50% of the excess EBITDA After VAT as a reward.

2.	Assessment criteria

Indicators of Subject Apartments
(RMB 10,000)	6/30/21	6/30/22	6/30/23	6/30/24	6/30/25	6/30/26	6/30/27	6/30/28
Rental income (pre-tax)	117,000	118,170	119,352	119,352	119,352	119,352	119,352	119,352
Rent paid to landlord	90,112	91,013	91,923	91,923	91,923	91,923	91,923	91,923
Administration expense 12%	13,245	13,378	13,512	13,512	13,512	13,512	13,512	13,512
Taxes 6%	6,623	6,689	6,756	6,756	6,756	6,756	6,756	6,756
EBITDA After VAT 6%	7,020	7,090	7,161	7,161	7,161	7,161	7,161	7,161

Non-business income (pre-tax)
(mainly including administration expense and liquidated damages)
Non-business income (pre-tax)	13,000	13,000	13,000	13,000	13,000	13,000	13,000	13,000
Administration expense 80%	9,811	9,811	9,811	9,811	9,811	9,811	9,811	9,811
Taxes 6%	736	736	736	736	736	736	736	736
EBITDA After VAT 14%	2,453	2,453	2,453	2,453	2,453	2,453	2,453	2,453

Total EBITDA Indicators After VAT	9,473	9,543	9,614	9,614	9,614	9,614	9,614	9,614

[1]

The Parties acknowledge and agree that as of the execution date of the Agreement, Party A has paid taxes based on the transaction amount; if the way of tax payment (including balancing charge) is changed in future, the EBITDA after VAT and corresponding indicators shall be subject to the latest tax rate.

Indicators of Newly Increased Apartments
(RMB 10,000)	6/30/21	6/30/22	6/30/23	6/30/24	6/30/25	6/30/26	6/30/27	6/30/28
Rental income (pre-tax)	18,000	63,000	90,000	90,000	90,000	90,000	90,000	90,000
Rent paid to landlord	13,863	48,522	69,317	69,317	69,317	69,317	69,317	69,317
Administration expense 12%	2,038	7,132	10,189	10,189	10,189	10,189	10,189	10,189
Taxes 6%	1,019	3,566	5,094	5,094	5,094	5,094	5,094	5,094

EBITDA After VAT 6%	1,080	3,780	5,400	5,400	5,400	5,400	5,400	5,400

Non-business income (pre-tax)
(mainly including administration expense and liquidated damages)
	2,000	7,000	10,000	10,000	10,000	10,000	10,000	10,000
Administration expense 80%	1,509	5,283	7,547	7,547	7,547	7,547	7,547	7,547
Taxes 6%	113	396	566	566	566	566	566	566
EBITDA After VAT 14%	377	1,321	1,887	1,887	1,887	1,887	1,887	1,887

EBITDA Indicators After VAT	1,457	5,101	7,287	7,287	7,287	7,287	7,287	7,287

Upon negotiation by Party A and Party B, the assessment indicators of Newly Increased Apartments may be adjusted or cancelled.

3.	Accounting standard

All the financial indicators involved in this Assessment Criteria of Contracting Performance shall be subject to the auditor’s report prepared in accordance with the Generally Accepted Accounting Principles (US GAAP). Notwithstanding the foregoing, the Parties acknowledge that the cost of the EBITDA as agreed in this Appendix 3 is calculated with the straight-line amortization method. The accounting of the landlord’s rental cost will not be affected by the change of US GAAP, and it will not be added when calculating EBITDA.

4.	Assessment mechanism

The Parties agree that during the Contracting Term, Party B’s business performance of the Contracted Apartments will be assessed on a quarterly basis, and adjust the Service Fee of such quarter and the amount of compensation (if the performance fails to reach the standard) based on the assessment result. The specific assessment method is shown below:

(1)	If the Actual EBITDA After VAT of such quarter is higher than the EBITDA Indicator After VAT, the excess part shall be shared by the two parties by 50%: 50%; and

(2)

If the Actual EBITDA After VAT of such quarter is less than the EBITDA Indicator After VAT, Party B shall pay the Difference of EBITDA After VAT of such quarter, which will be deducted from the Service Fee that Party B may charge in such quarter; when the Service Fee of such quarter fails to cover the Difference of EBITDA After VAT, Party B shall separately compensate Party A for the remaining Difference of EBITDA After VAT (Party A shall have the right to directly deduct the Difference of EBITDA After VAT that is not compensated by Party B in such quarter from the Service Fee of the next quarter).